Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") dated July 13, 2005 by and between Touchstone Resources USA, Inc., a Delaware corporation (the "Company"), and Roger Abel (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to secure the employment of the Executive in accordance with the provisions of this Agreement; and

WHEREAS, the Executive desires and is willing to be employed by the Company in accordance herewith.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment Term. Executive shall be employed by the Company for a term commencing on August 15, 2005 and expiring on August 14, 2007 (the "Initial Term"), or until the employment relationship is terminated pursuant to Section 4 hereof. Upon the expiration of the Initial Term, this Agreement will continue in full force and effect until terminated in accordance with the provisions of Section 4 hereof or terminated by Company or Executive upon written notice delivered not less than ninety (90) days prior to the proposed termination date.

2. Duties; Dedicated Services and Best Efforts.

(a)  Duties. Executive shall hold the position of Chief Executive Officer and shall have such responsibilities, duties and authority consistent with such position as may from time to time be determined by the Company’s board of directors.

(b) Dedicated Services and Best Efforts. The Executive agrees to devote his best efforts, energies and skill to the faithful, competent and diligent discharge of the duties and responsibilities attributable to his position, and to this end, will devote substantially his fulltime attention to the business and affairs of the Company.  The Executive also agrees that he shall not take personal advantage of any business opportunities that arise during his employment that may benefit the Company. All material facts regarding such opportunities must be promptly reported to the Company's board of directors for its consideration. The Company acknowledges and agrees that the Executive has certain ongoing business obligations, all of which are set forth in Schedule 2(b) hereto, and that Executive shall be permitted to fulfill such obligations provided that such activities do not materially interfere with the Executive’s performance of his duties and obligations hereunder.

(c) Board of Directors. Concurrent with the commencement of his employment hereunder, Executive shall be appointed to serve on the board of directors of the Company as its Chairman. So long as Executive is employed by the Company as its Chief Executive Officer pursuant to this Agreement, the Company shall nominate Executive for election as a director of the Company at every annual or special meeting of stockholders of the Company held for the purpose of electing directors.

3. Compensation and Benefits. On and after the commencement of Executive's employment, the Executive shall receive, for all services rendered to the Company hereunder, the following:

(a) Base Salary. The Executive shall be paid a base annual salary equal to Five Hundred Eighty Thousand Dollars ($580,000). The Executive's annual base salary shall be payable in equal installments in accordance with the Company's general salary payment policies but no less frequently than monthly.

(b) Incentive Compensation. The Executive may be eligible to receive awards under the Company's incentive compensation plans, including without limitation, any stock option plans, applicable to high-level executives of the Company, in accordance with the terms thereof and on a basis commensurate with his position, responsibilities and performance. Any such compensation shall be determined by an independent compensation committee of the board of directors of the Company in its sole discretion. Nothing herein shall affect any rights or obligations of the Executive or the Company created pursuant to any stock option plan or stock option agreement between the parties hereto.

(c) Stock Options. Upon execution of this Agreement, the Company shall deliver to the Employee an option to acquire 4,876,540 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), in the form attached hereto as Exhibit A.

(d) Vacation. The Executive shall be eligible for five (5) weeks of paid vacation each year of his employment hereunder. The Executive shall be permitted to carry over and accrue unused vacation time for a period of up to two years. Except as required by applicable law, in no event shall the Executive be entitled to receive any cash compensation in lieu of unused vacation time.

(e) Expenses. Subject to and in accordance with the Company's policies and procedures, and, upon presentation of itemized accounts, the Executive shall be reimbursed by the Company for reasonable and necessary business-related expenses, which expenses are incurred by the Executive on behalf of the Company.

(f) Deductions from Salary and Benefits. The Company will withhold from any salary or benefits payable to the Executive all federal, state, local, and other taxes and other amounts as required by law, rule or regulation.

4. Termination. This Agreement may be terminated by either the Executive or the Company at any time, subject only to the provisions of this Section 4.

(a) Voluntary Termination. If Executive terminates his own employment, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Executive his salary and benefits owing to Executive through the effective date of termination. Executive shall also be entitled to any reimbursement owed in accordance with Section 3(e). Executive's obligations under Sections 5, 7 and 8 hereof and shall survive the termination of Executive's employment, and Executive shall remain bound thereby.

(b) Death. This Agreement shall terminate on the date of the Executive's death, in which event salary, benefits, and reimbursable expenses owing to the Executive through the date of the Executive's death shall be paid to his estate.

(c) Disability. Executive’s employment hereunder shall automatically terminate in the event Executive shall have become Disabled (as hereinafter defined). For the purposes of this Agreement, the term “Disabled” shall mean the occurrence of any physical or mental illness, condition or incapacity which causes Executive to be unable to perform substantially all of the duties and services required of him under this Agreement for a period of one hundred twenty (120) days during any twelve-month period. In case of such termination, the Executive shall be entitled to receive salary, benefits, and reimbursable expenses owing to the Executive through the date of termination and the Company shall have no further obligation or liability to the Executive. The Executive's obligations under Sections 5, 7 and 8 hereof shall survive the termination of Executive's employment, and Executive shall remain bound thereby.

(d) Termination by Employer for Cause. This Agreement may be terminated by the Company for "Cause" at any time. Upon such termination for “Cause”, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay the Executive his salary and benefits owing to the Executive through the effective date of such termination. The Executive shall also be entitled to any reimbursement owed in accordance with Section 3(e). The Executive's obligations under Sections 5, 7 and 8 hereof shall survive the termination of Executive's employment, and Executive shall remain bound thereby.

Cause. "Cause" for Termination shall mean the following conduct of the Executive:

(i) Breach of any material provision of this Agreement by the Executive if not cured within two (2) weeks after receiving written notice thereof;

(ii) Misappropriating funds or property of the Company; any attempt to obtain any personal profit from any transaction in which the Executive has an interest that is adverse to the Company; or any breach of the duty of loyalty and fidelity to the Company;

(iii) Conviction of a felony or plea of guilty or nolo contendere to a felony;

(iv) Any act of dishonesty or moral turpitude by the Executive that causes the Company to be in violation of governmental regulations and that subjects the Company either to sanctions by governmental authority or to civil liability to its employees or third parties; or

(v) Disclosure or use of confidential information of the Company, other than as specifically authorized and required in the performance of the Executive's duties.

(e) Termination by Company Without Cause. Upon termination of this Agreement by the Company for any reason other than Death, Disability or for Cause during the Initial Term: (i) the Company shall continue to be obligated to pay to the Executive his base salary (as though no termination occurred) for a severance period (the “Severance Period”) of one year, if the termination occurred during Executive’s first year of employment, or six months, if the termination occurred during Executive’s second year of employment, (ii) the Executive shall continue to vest in the options granted to him under Section 3(d) of this Agreement during such Severance Period as though he continued to remain employed by the Company during such Severance Period; and (iii) Executive shall, in return therefore and as a condition thereto, comply with his obligations under Section 8 hereof and execute a general release of all claims against the Company, its affiliates, subsidiaries, and officers, directors and agents in a form acceptable to the Company. The Executive's obligations under Sections 5, 7 and 8 hereof and shall survive the termination of the Executive's employment, regardless of the circumstances of any such termination, and the Executive shall remain bound thereby.

5. Business Opportunities.

(a) Business Opportunities. The Executive agrees that during the period of his employment hereunder, the Executive will not take personal advantage of any business opportunities that are similar or substantially similar to the business of the Company. In addition, all material facts regarding any such business opportunities must be promptly and fully disclosed by the Executive to the board of directors as soon as the Executive becomes aware of any opportunity, and in no event later than forty-eight (48) hours after learning of such opportunity.

(b) Non-Solicitation. The Executive agrees that during the period of employment hereunder and for the Severance Period (provided that if Executive receives a lump sum payment, the number of months’ base salary represented by such payment), the Executive will not request or otherwise attempt to induce or influence, directly or indirectly, any present customer, distributor or supplier, or Prospective Customer, distributor or supplier, of the Company, or other persons sharing a business relationship with the Company to cancel, to limit or postpone their business with the Company, or otherwise take action which might be to the material disadvantage of the Company. The Executive agrees that during the period of employment hereunder and for and for the Severance Period (provided that if Executive receives a lump sum payment, the number of months’ base salary represented by such payment), Executive will not hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, hire or solicit, any employee, agent, officer, director, contractor, consultant or other business associate of the Company to terminate his or her employment or discontinue such person's consultant, contractor or other business association with the Company.

(c) Non-Competition. The Employee agrees that during the period of his employment hereunder and for the Severance Period (provided that if Executive receives a lump sum payment, the number of months’ base salary represented by such payment), he will not directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer or director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render consulting services to, or have any connection with, any business which is competitive with the business activities of the Company or its subsidiaries ("Competitive Business"), in any geographic area where, during the time of his employment, the business of the Company or any of its subsidiaries is being or had been conducted in any manner whatsoever; provided, however, that the Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time two percent of any class of stock or securities of such company.

(d) Scope. The parties hereto agree that, due to the nature of the Company's business, the duration and scope of the non-solicitation and non-competition provisions set forth above are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provisions are to that extent unenforceable, the parties hereto agree that such provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Executive agrees that damages are an inadequate remedy for any breach of such provisions and that the Company, shall, whether or not it is pursuing any potential remedies at law, be entitled to seek in any court of competent jurisdiction, equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of either of these competition provisions. If the Executive shall violate this Section 5, the duration of this Section 5 automatically shall be extended as against the Executive for a period equal to the period during which the Executive shall have been in violation of this Section 5. The covenants contained in this Section 5 are deemed to be material and the Company is entering into this Agreement relying on such covenants.

6. Representations and Warranties of the Executive. The Executive, hereby represents and warrants to the Company as follows: (i) The Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by the Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement, or other understanding to which Executive is a party or by which he is or may be bound or subject; and (iii) except as set forth in Exhibit B attached hereto, the Executive is not a party to any instrument, agreement, document, arrangement, including, but not limited to, invention assignment agreement, confidential information agreement, non-competition agreement, non-solicitation agreement, or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

7. Disclosure of Innovations; Assignment of Ownership of Innovations; Protection of Confidential Information. Employee hereby represents and warrants to the Company that Employee understands that the Company’s business consists of oil and gas exploration and development and that Executive may have access to or acquire information with respect to Confidential Information (as defined below), including software, processes and methods, development tools, scientific, technical and/or business innovations.

(a)  Disclosure of Innovations. Executive agrees to disclose in writing to the Company all inventions, improvements and other innovations of any kind materially relevant to the Company’s present business that Executive may make, conceive, develop or reduce to practice, alone or jointly with others, during the term of Executive’s employment with the Company, whether or not such inventions, improvements or other innovations are related to and grow out of Executive ’s work for the Company and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection (“Innovations”).

(b)  Assignment of Ownership of Innovations. Executive agrees that all Innovations will be the sole and exclusive property of the Company and Executive hereby assigns all of Executive’s rights, title or interest in the Innovations and in all related patents, copyrights, trademarks, trade secrets, rights of priority and other proprietary rights to the Company. At the Company’s request and expense, during and after the period of Executive’s employment with the Company, Executive will assist and cooperate with the Company in all respects and will execute documents, and, subject to Executive’s reasonable availability, give testimony and take further acts requested by the Company to obtain, maintain, perfect and enforce for the Company patent, copyright, trademark, trade secret and other legal protection for the Innovations. Executive hereby appoints an authorized officer of the Company as Executive’s attorney-in-fact to execute documents on his behalf for this purpose.

(c) Protection of Confidential Information of the Company. Executive understands that Executive's work as an employee of the Company creates a relationship of trust and confidence between Executive and the Company. During and after the period of Executive's employment with the Company, Executive will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its products, services, consultants, suppliers or customers except as may be necessary in the performance of Executive's duties hereunder. "Confidential Information" shall include, but not be limited to, information consisting of research and development, patents, trademarks and copyrights and applications thereto, technical information, computer programs, software, methodologies, innovations, software tools, know-how, knowledge, designs, drawings, specifications, concepts, data, reports, processes, techniques, documentation, pricing, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts, employment information and any other information not available to the general public, whether written or oral, which Executive knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Executive will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of Executive's or that the Company regularly gives to third parties without restriction on use or disclosure.

8. Company Property. All records, files, lists, including computer generated lists, drawings, documents, software, documents, equipment, models, binaries, object modules, libraries, source code and similar items relating to the Company's business that the Executive shall prepare or receive from the Company and all Confidential Information shall remain the Company's sole and exclusive property ("Company Business Property"). Upon termination of this Agreement, the Executive shall promptly return to the Company all property of the Company in his possession, including Company Business Property. The Executive further represents that he will not copy or cause to be copied, print out, or cause to be printed out any Company Business Property other than as specifically authorized and required in the performance of the Executive's duties. The Executive additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any such Company Business Property.

9. Cooperation. The Executive and Company agree that during the term of Executive’s employment they shall, at the request of the other party, render all assistance and perform all lawful acts that each party considers necessary or advisable in connection with any litigation involving either party or any director, officer, employee, shareholder, agent, representative, consultant, client, or vendor of the Company.

10. Attorney’s Fees. In the event an arbitration, suit or action is brought by the Company or Executive under this Agreement to enforce any of its terms, or in any appeal there from, the non-prevailing party shall pay or reimburse the prevailing party for all reasonable attorneys fees and other expenses incurred in connection therewith.

11. Choice of Law and Jurisdiction. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Texas. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state courts of the State of Texas, and of the United States District Court located in Houston, Texas in connection with any suit, action, or other proceeding concerning this Agreement or enforcement of Sections 5, 7 and 8 hereof. The Executive waives and agrees not to assert any defense that the court lacks jurisdiction, venue is improper, inconvenient forum or otherwise. The Executive waives the right to a jury trial and agrees to accept service of process by certified mail at the Executive's last known address.

12. Successors and Assigns. Neither this Agreement, nor any of the Executive's rights, powers, duties or obligations hereunder, may be assigned by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

13. Waiver. Any waiver or consent from the Company with respect to any term or provision of this Agreement or any other aspect of the Executive's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of the Executive's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company's right at a later time to enforce any such term or provision.

14. Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed as follows:

(a) If to the Company:

Touchstone Resources USA, Inc.
111 Presidential Boulevard
Suite 165
Bala Cynwyd, PA 19004
Attn: Board of Directors

With a copy to:

Duane Morris LLP
240 Princeton
Hamilton, NJ 08619-2304
Attn: Vincent A. Vietti, Esquire

(b) If to the Executive:

Roger Abel
8045 Chalk Knoll Dr.
Austin, TX 78735

15. Construction of Agreement.

(a) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b) Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

16. Entire Agreement and Amendments. This Agreement, including all Exhibits which shall form parts hereof, contains the entire agreement of the parties concerning the Executive's employment and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. No person acting other than pursuant to a resolution of the board of directors of the Company shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto or to exercise any of the Company's rights to terminate or to fail to extend this Agreement.

17.  Survival. The Executive's obligations under Paragraphs 5, 7, and 8 shall survive and continue pursuant to the terms and conditions of this Agreement following specific termination.

18.  Understanding. The Executive represents and agrees that he fully understands his rights to discuss all aspects of this Agreement with his private attorney, that to the extent he desires, he availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into this Agreement, and that he has read this document in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

19. Counterparts. This Agreement may be executed in counterpart, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.
20. Injunctive Relief. The Executive and Company hereby agree and acknowledge that in the event of a breach or threatened breach of this Agreement by the Executive, the Company may suffer irreparable harm and monetary damages alone would not adequately compensate the Company. Accordingly, the Company will be entitled to injunctive relief to enforce this Agreement.

IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed on and as of the day and year set forth above.

TOUCHSTONE RESOURCES USA, INC.

By: /s/ Stephen P. Harrington
Name: Stephen P. Harrington
Title: Chief Executive Officer

EXECUTIVE

/s/ Roger Abel
Roger Abel